Exhibit 99.1

CONTACTS:

For BioMarin	For Genzyme
Joshua Grass (investors)	Sally Curley (investors)
(415) 884-6777	(617) 591-7140

Fredda Malkoff (media)	Dan Quinn (media)
Feinstein Kean Healthcare	(617) 591-5849
(617) 577-8110

FOR IMMEDIATE RELEASE

February 21, 2003

BioMarin, Genzyme Announce Positive Opinion for Aldurazyme

from European Regulatory Authority

Novato, Calif. and Cambridge, Mass.—BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) and Genzyme General (Nasdaq: GENZ) announced today that the Committee for Proprietary Medicinal Products (CPMP) of the European Union has issued a positive opinion on the companies’ marketing application for Aldurazyme® (laronidase), an investigational enzyme replacement therapy for treatment of mucopolysaccharidosis I (MPS I), a rare, progressive and debilitating genetic disorder.

The positive CPMP opinion is the final step before formal approval to market Aldurazyme in the 15 countries of the European Union. The companies have been advised that the committee’s opinion will be forwarded to the European Commission, which is expected to make a final decision on marketing authorization within three to four months. The Commission generally follows the advice of the CPMP, but it is not obliged to do so.

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BioMarin, Genzyme Announce Positive CPMP Opinion on Aldurazyme—page 2

The CPMP is a scientific body made up of representatives from the 15 member states of the European Union, Iceland and Norway. The Committee reviews medicinal product applications on their scientific and clinical merit, and provides advice on their approval to the European Commission, including recommendations about product labeling. For Aldurazyme, the Committee proposed a label to indicate that Aldurazyme is approved as long-term enzyme replacement therapy in patients with a confirmed diagnosis of MPS I, to treat the non-neurological manifestations of the disease.

The CPMP reviewed the companies’ clinical data for Aldurazyme, which were submitted in March 2002 and included safety and efficacy data from a Phase 1/2, 10-patient, open-label trial and extension data, from a Phase 3, 45-patient, randomized, double-blind, placebo controlled trial, as well as from the open-label extension portion of the Phase 3 trial.

About MPS I and Aldurazyme

MPS I is a life-threatening genetic disease caused by a deficiency of the enzyme alpha-L-iduronidase. This deficiency leads to the accumulation of complex carbohydrates in the lysosomes of cells, and brings about the progressive dysfunction of cellular, tissue and organ systems. Resulting symptoms can include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, reduced endurance, and in some cases, impaired cognitive function. A wide spectrum of severity is seen in clinical practice. A majority of patients die before adulthood from complications of the disease. More information about MPS I can be found at www.MPSIdisease.com.

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BioMarin, Genzyme Announce Positive CPMP Opinion on Aldurazyme—page 3

BioMarin and Genzyme formed a joint venture in 1998 to develop and commercialize Aldurazyme worldwide. Under the terms of the joint venture, if Aldurazyme is approved for commercial sale, BioMarin will manufacture the product and Genzyme will market and commercialize it worldwide. The companies have obtained Orphan Drug designation from the FDA and Orphan Medicinal Product designation from the European Union.

Genzyme General develops and markets therapeutic products and diagnostic products and services. Genzyme General has five therapeutic products on the market and a strong pipeline of therapeutic products in development focused on the treatment of genetic diseases and other chronic debilitating disorders with well-defined patient populations. Genzyme General is a division of Genzyme Corp.

BioMarin Pharmaceutical specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements, including without limitation statements about: the potential receipt of marketing approval for and availability of Aldurazyme in the European Union and the timing thereof; the expected label for Aldurazyme in Europe; expectations concerning the completion of the regulatory approval process in the United States, including the expected timing; the expected timing of regulatory actions in other countries, including Canada and Australia; and manufacturing and commercialization plans for Aldurazyme. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: the actual impact of the CPMP opinion on the final decision by the European Commission; the FDA’s response to the additional information to be provided by the companies in response to the FDA’s complete response letter for Aldurazyme; the content and timing of decisions by the European Commission, the FDA and other regulatory authorities concerning marketing applications and labeling for Aldurazyme and manufacturing facilities to be used for Aldurazyme; the results and timing of the on-going and proposed clinical trials; the companies’ ability to obtain and maintain arrangements with third-party fill/finish facilities and distributors for Aldurazyme; the ability to manufacture sufficient quantities of product for development

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BioMarin, Genzyme Announce Positive CPMP Opinion on Aldurazyme—page 4 and commercialization activities and to do so in a timely and cost efficient manner; the continued funding and operation of the joint venture between Genzyme and BioMarin; decisions made by physicians, patients and third party payers regarding the use of and reimbursement for Aldurazyme; our ability to obtain and maintain adequate patent and other proprietary rights protection for Aldurazyme; the scope, validity and enforceability of patents and other proprietary rights held by third parties related to therapies for MPS I and the actual impact of such patents and other rights on our ability to commercialize Aldurazyme; the accuracy of the companies’ information concerning the MPS I patient population; and the risks and uncertainties described in reports filed by Genzyme and BioMarin with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the factors contained under the caption “Factors Affecting Future Operating Results” in Exhibit 99.2 to Genzyme Corporation’s 2001 Annual Report on Form 10-K, as amended. Genzyme General Division common stock is a series of common stock of Genzyme Corporation. Therefore, holders of Genzyme General Division common stock are subject to all of the risks and uncertainties described in Genzyme Corporation reports. Genzyme and BioMarin caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme and BioMarin undertake no obligation to update or revise the statements.

Genzyme® is a registered trademark of Genzyme Corporation. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All rights reserved.

BioMarin’s press releases and other company information are available online at http://www.biomarinpharm.com. Information on BioMarin’s web site is not incorporated by reference into this press release.

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Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.